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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

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[ ]   Soliciting Material Pursuant to Section 240.14a-12

                           MAXWELL SHOE COMPANY INC.
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                (Name of Registrant as Specified In Its Charter)

                           JONES APPAREL GROUP, INC.
                             MSC ACQUISITION CORP.
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 26, 2004, Jones Apparel Group, Inc. issued a press release. A copy of the press release is included below.


                       * * * * * * * * * * * * * * * * *

FOR IMMEDIATE RELEASE
JONES APPAREL GROUP, INC.

Contacts:   Wesley R. Card, Chief Operating and Financial Officer
            Anita Britt, Executive Vice President Finance
            (215) 785-4000

         JONES APPAREL GROUP RAISES OFFER FOR MAXWELL SHOE COMPANY INC.
                              TO $22.50 PER SHARE

NEW YORK, NEW YORK - May 26, 2004 - Jones Apparel Group, Inc. ("Jones") (NYSE:JNY) today announced that MSC Acquisition Corp. ("MSC"), an indirect wholly owned subsidiary of Jones, has increased the price of its cash tender offer for all of the outstanding shares of Class A Common Stock, together with the associated preferred stock purchase rights, of Maxwell Shoe Company Inc. ("Maxwell") (Nasdaq: MAXS) to $22.50 per share in cash from $20.00 per share in cash.

Peter Boneparth, Chief Executive Officer of Jones, stated, "We have significantly increased the price of our offer to bring our tender offer to a prompt resolution. Our revised offer is scheduled to expire on June 21, 2004, and we urge Maxwell stockholders to accept the offer while they have the opportunity to do so. We believe that the offer provides an outstanding opportunity for Maxwell's stockholders to maximize the value of their investment in Maxwell. It represents a premium of approximately 34% over the closing price for Maxwell shares on February 19, 2004, the day after we informed Maxwell of our initial proposal and a premium of approximately 2% over the closing price of Maxwell shares on February 25, 2004, the day we publicly announced our initial proposal. Based on the approximate $105 million of cash on the balance sheet Maxwell released last week, which equates to approximately $7.07 of cash per outstanding share of Maxwell stock, our offer price represents an even greater premium multiple to the earnings of Maxwell's operating business."

Mr. Boneparth continued, "We believe we have been extremely responsive to Maxwell stockholders by increasing our offer price. Now it is time for Maxwell's Board to start listening to their stockholders as well. We urge Maxwell's Board to consider the best interests of their stockholders by meeting with us to finalize a merger agreement. If the Board persists in ignoring our offer and refuses to meet with us, then there is only one thing for Maxwell stockholders to do in order to maximize the value of their shares - to send a clear and strong message to the Board by tendering their shares into our offer and supporting our consent solicitation to replace the Maxwell directors."

Mr. Boneparth added, "Time is running out for Maxwell's stockholders. On June 21, Jones's tender offer will expire and we will abandon our proposed acquisition unless we have entered into a merger agreement with Maxwell or have received sufficient consents from Maxwell's stockholders to replace the Maxwell Board. If Maxwell's Board and management are unwilling to do the right thing for stockholders, then stockholders will need to step forward and make their views known by tendering their shares into the offer and delivering consents to replace the Maxwell directors with nominees who put stockholder value and interests first."

The revised tender offer for all outstanding shares of Maxwell is scheduled to expire on Monday, June 21, 2004 at 5:00 p.m. New York City time. The deadline for submitting consents pursuant to the consent solicitation is June 20, 2004.

Jones will host a conference call with management today at 8:30 a.m. New York City time, which is accessible by dialing 412-858-4600 or through a web cast at www.jny.com. A replay of the conference call
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is available through June 3 by dialing 877-344-7529, enter account number 051 and conference number 346314.

Jones Apparel Group, Inc. (www.jny.com), a Fortune 500 Company, is a leading designer and marketer of branded apparel, footwear and accessories. The Company's nationally recognized brands include Jones New York, Polo Jeans Company licensed from Polo Ralph Lauren Corporation, Evan-Picone, Norton McNaughton, Gloria Vanderbilt, Erika, l.e.i., Energie, Nine West, Easy Spirit, Enzo Angiolini, Bandolino, Napier, Judith Jack, Kasper, Anne Klein, Albert Nipon and LeSuit. The Company also markets costume jewelry under the Tommy Hilfiger brand licensed from Tommy Hilfiger Corporation and the Givenchy brand licensed from Givenchy Corporation, and footwear and accessories under the ESPRIT brand licensed from Esprit Europe, B.V. With over 30 years of service, the Company has built a reputation for excellence in product quality and value and in operational execution.

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                             IMPORTANT INFORMATION

Investors and security holders are urged to read the disclosure documents filed with the Securities and Exchange Commission (the "SEC") from time to time, including the tender offer statement filed on March 23, 2004 and the supplement to the tender offer statement that will be filed later today, regarding the tender offer by MSC for all the outstanding shares of Class A Common Stock, together with the associated preferred stock purchase rights, of Maxwell. Investors and security holders may obtain a free copy of the disclosure documents (when they are available) and other documents filed by Jones or MSC with the SEC at the SEC's website at www.sec.gov. In addition, documents filed with the SEC by Jones or MSC may be obtained free of charge from Jones by directing a request to Jones Apparel Group, Inc., 250 Rittenhouse Circle, Keystone Park, Bristol, Pennsylvania 19007, Attention: Chief Operating and Financial Officer.

Jones filed a definitive consent solicitation statement on April 21, 2004 with the SEC. Investors and security holders may obtain a free copy of the definitive consent solicitation statement and other documents filed by Jones or MSC with the SEC at the SEC's website at www.sec.gov. In addition, documents filed with the SEC by Jones or MSC may be obtained free of charge from Jones by directing a request to Jones Apparel Group, Inc., 250 Rittenhouse Circle, Keystone Park, Bristol, Pennsylvania 19007, Attention: Chief Operating and Financial Officer.

                  CERTAIN INFORMATION CONCERNING PARTICIPANTS

Jones, MSC and, in each case, certain of its officers, directors and nominees for the directorships of Maxwell, among others, may be deemed to be participants in the solicitation of Maxwell's stockholders. The security holders of Maxwell may obtain information regarding the names, affiliations and interests of individuals who may be participants in the solicitation of Maxwell's stockholders in the definitive consent solicitation statement filed by Jones with the SEC on Schedule 14A on April 21, 2004.